           As filed with the Securities and Exchange Commission on June 13, 2001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                   SCHEDULE TO

            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                            ------------------------

                                 EXTENSITY, INC.

                                (Amendment No. 3)

          (Name of Subject Company--Issuer and Filing Person--Offeror)

                            ------------------------
                        OPTIONS TO PURCHASE COMMON STOCK,

                           PAR VALUE $0.001 PER SHARE

                         (Title of Class of Securities)

                            ------------------------

                                    302255104

                      (CUSIP Number of Class of Securities)

                            ------------------------

                                ROBERT A. SPINNER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 EXTENSITY, INC.
                          2200 POWELL STREET, SUITE 300
                          EMERYVILLE, CALIFORNIA 94608
                            TELEPHONE: (510) 594-5700

       (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                              --------------------
                                   Copies to:
                              JAMES F. FULTON, JR.
                               COOLEY GODWARD LLP
                   FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL
                        PALO ALTO, CALIFORNIA 94306-2155
                            TELEPHONE: (650) 843-5000
                            FACSIMILE: (650) 745-7391


                            CALCULATION OF FILING FEE
================================================================================
TRANSACTION VALUATION*                       AMOUNT OF FILING FEE**
--------------------------------------------------------------------------------
$31,836,968                                  $6,367
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 4,824,514 shares of common stock of Extensity, Inc. having a weighted average exercise price of $6.599 as of May 1, 2001 will be exchanged pursuant to this offer.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act. The fee was previously paid with the filing on Schedule TO on May 4, 2001.

      [ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

          AMOUNT PREVIOUSLY PAID:               FILING PARTY:.

          FORM OR REGISTRATION NO.:             DATE FILED:

      [ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

      CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

      [ ] Third-party tender offer subject to Rule 14d-1.

      [X] Issuer tender offer subject to Rule 13e-4.

      [ ] Going-private transaction subject to Rule 13e-3.

      [ ] Amendment to Schedule 13D under Rule 13d-2.

      CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: [X]

================================================================================

                                   SCHEDULE TO

                             INTRODUCTORY STATEMENT

        This Amendment No. 3 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on May 4, 2001, relating to our offer to exchange certain options to purchase shares of our common stock, par value $0.001 per share upon the terms and subject to the conditions described in the Offer to Exchange dated May 4, 2001, as amended on May 18, 2001 and May 29, 2001. This Amendment's sole purpose is to report the results of the tender offer.

ITEM 4. TERMS OF THE TRANSACTION.

Item 4 of the Schedule TO is hereby amended and supplemented to add the following:

        The Offer to Exchange expired at 12:00 p.m., Pacific Daylight Time, on Tuesday, June 5, 2001. Pursuant to the Offer to Exchange, we accepted for cancellation options to purchase 1,744,400 shares of our common stock from 106 employees. Subject to the terms and conditions of the Offer to Exchange, we have granted 174,440 Short-Term Options and will grant 1,569,960 New Options to purchase shares of our common stock in exchange for such cancelled options. We will promptly send each option holder whose options have been accepted for cancellation a letter, substantially in the form of Exhibit 99.(a)(1)(L) as filed on May 18, 2001.

ITEM 12.       EXHIBITS.

 EXHIBIT NUMBER                                     DESCRIPTION
 --------------                                     -----------
  99.(a)(1)(A)*    Offer to Exchange, dated May 4, 2001.

  99.(a)(1)(B)*    Form of Electronic Letter of Transmittal.

  99.(a)(1)(C)*    Form of Summary of Terms.

 99.(a)(1)(D)**    Form of Election Form.

  99.(a)(1)(E)*    Form of Notice of Change in Election from Accept to Reject.

  99.(a)(1)(F)*    Form of Notice of Change in Election from Reject to Accept.

  99.(a)(1)(G)     Extensity, Inc. Annual Report on Form 10-K for its fiscal year ended
                   December 31, 2000, filed with the Securities and Exchange
                   Commission on March 30, 2001 and incorporated herein by
                   reference.

  99.(a)(1)(H)     Extensity, Inc. Definitive Proxy Statement on Schedule 14A filed with the
                   Securities and Exchange Commission on April 24, 2001 and incorporated herein by reference.

 99.(a)(1)(I)**    Presentation to Employees.

 99.(a)(1)(J)**    Form of Electronic Communication to Employees (including
                   Exhibit 1 - Amendments to the Offer to Exchange and Summary
                   of Terms).

 99.(a)(1)(K)**    Form of Electronic Communication to Employees.

 99.(a)(1)(L)**    Form of Confirmation Letter to Employees.

 99.(a)(1)(M)***   Form of Electronic Communication to Employees (including
                   Exhibit 1 - Amendment to the Offer to Exchange).

     99.(b)        Not applicable.

 EXHIBIT NUMBER                                     DESCRIPTION
 --------------                                     -----------

    99.(d)(1)      Extensity, Inc.'s 1996 Stock Option Plan (filed as Exhibit
                   10.10 to the Company's Registration Statement on Form S-1
                   (No.333-90979) filed on November 15, 1999 and which Exhibit
                   10.10 is incorporated herein by reference).

    99.(d)(2)      Extensity, Inc.'s 2000 Employee Stock Purchase Plan (filed as
                   Exhibit 10.11 with the Company's Registration Statement on
                   Form S-1 (No. 333-90979) filed on November 15, 1999 and which
                   Exhibit 10.11 is incorporated herein by reference).

    99.(d)(3)      Extensity, Inc.'s 2000 Nonstatutory Stock Option Plan (filed as Exhibit 4.3 with the Company's S-8 Registration Statement (No. 333-45748) filed on
                   September 13, 2000 and which Exhibit 4.3 is incorporated herein by reference).

     99.(g)        Not applicable.

     99.(h)        Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 4, 2001.

** Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 18, 2001.

*** Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 29, 2001.

                                    SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 13, 2001

                                    EXTENSITY, INC.

                                    By: /s/ Robert A. Spinner
                                        ----------------------------------------
                                    Name:  Robert A. Spinner
                                    Title: President and Chief Executive Officer


                                INDEX OF EXHIBITS

 EXHIBIT NUMBER                                     DESCRIPTION
 --------------                                     -----------
  99.(a)(1)(A)*    Offer to Exchange, dated May 4, 2001.

  99.(a)(1)(B)*    Form of Electronic Letter of Transmittal.

  99.(a)(1)(C)*    Form of Summary of Terms.

 99.(a)(1)(D)**    Form of Election Form.

  99.(a)(1)(E)*    Form of Notice of Change in Election from Accept to Reject.

  99.(a)(1)(F)*    Form of Notice of Change in Election from Reject to Accept.

  99.(a)(1)(G)     Extensity, Inc. Annual Report on Form 10-K for its fiscal year ended
                   December 31, 2000, filed with the Securities and Exchange
                   Commission on March 30, 2001 and incorporated herein by
                   reference.

  99.(a)(1)(H)     Extensity, Inc. Definitive Proxy Statement on Schedule 14A filed with the
                   Securities and Exchange Commission on April 24, 2001 and incorporated herein by reference.

 99.(a)(1)(I)**    Presentation to Employees.

 99.(a)(1)(J)**    Form of Electronic Communication to Employees (including
                   Exhibit 1 - Amendments to the Offer to Exchange and Summary
                   of Terms).

 99.(a)(1)(K)**    Form of Electronic Communication to Employees.

 99.(a)(1)(L)**    Form of Confirmation Letter to Employees.

 99.(a)(1)(M)***   Form of Electronic Communication to Employees (including
                   Exhibit 1 - Amendment to the Offer to Exchange).

     99.(b)        Not applicable.

    99.(d)(1)      Extensity, Inc.'s 1996 Stock Option Plan (filed as Exhibit
                   10.10 to the Company's Registration Statement on Form S-1
                   (No.333-90979) filed on November 15, 1999 and which Exhibit
                   10.10 is incorporated herein by reference).

    99.(d)(2)      Extensity, Inc.'s 2000 Employee Stock Purchase Plan (filed as
                   Exhibit 10.11 with the Company's Registration Statement on
                   Form S-1 (No. 333-90979) filed on November 15, 1999 and which
                   Exhibit 10.11 is incorporated herein by reference).

    99.(d)(3)      Extensity, Inc.'s 2000 Nonstatutory Stock Option Plan (filed as Exhibit 4.3 with the Company's S-8 Registration Statement (No. 333-45748) filed on
                   September 13, 2000 and which Exhibit 4.3 is incorporated herein by reference).

     99.(g)        Not applicable.

     99.(h)        Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 4, 2001.

** Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 18, 2001.

*** Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 29, 2001.